EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Mariann Ohanesian (mohanesian@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS REPORTS FOURTH QUARTER AND FULL YEAR 2005 FINANCIAL RESULTS
Conference call to begin at 5:00 p.m. Eastern Time today
SAN DIEGO (March 6, 2006) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal (GI) diseases and disorders, today reported financial and operating results for the quarter and year ended December 31, 2005.
Key financial results for the 2005 fourth quarter included:
•	Total fourth quarter revenue of $5.7 million, including net product sales of $5.0 million

•	Net loss of $15.8 million in the fourth quarter, or $0.36 per share
“During the fourth quarter of 2005, we continued to achieve growth in sales and prescriptions for our immediate-release ZEGERID® Powder for Oral Suspension product, while closely managing expenses, and have decreased our net loss by $17.5 million as compared to the net loss in the fourth quarter of 2004,” said Gerald T. Proehl, president and chief executive officer of Santarus. “With the approval last week of ZEGERID Capsules, we are preparing for anticipated commercial launch in March or April. We are looking forward to offering physicians and their patients the first and only immediate-release PPI in a convenient capsule formulation.”
Fourth Quarter and Full Year 2005 Financial Results
Revenues for the fourth quarter of 2005 were $5.7 million, consisting of $5.0 million in net product sales and $714,000 in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America Pharmaceutical, Inc. (Otsuka America) in October 2004. Santarus reported $1.3 million in revenue in the fourth quarter of 2004, including $634,000 in net product sales and $714,000 in co-promotion revenue from the Otsuka America co-promotion agreement. ZEGERID Powder for Oral Suspension 20 mg was launched in the fourth quarter of 2004, and ZEGERID Powder for Oral Suspension 40 mg was launched in the first quarter of 2005.
Santarus reported a net loss attributable to common stockholders of $15.8 million, or $0.36 per share, for the fourth quarter of 2005, compared with a net loss attributable to common stockholders of $33.3 million for the fourth quarter of 2004. The lower net loss in the fourth quarter of 2005, as compared to the fourth quarter of 2004, is attributed to higher net product sales and lower selling, general and administrative expenses, as well as lower research and development costs.
The cost of sales was $753,000, or approximately 15 percent of net product sales, in the fourth quarter of 2005, compared with $2.0 million in the fourth quarter of 2004. The 2004 fourth quarter included commercial inventory reserves of approximately $1.6 million.

Santarus reported license fees and royalties of $696,000 in the fourth quarter of 2005, which consisted of royalties payable to the University of Missouri and to Otsuka America based on net product sales. License fees and royalties were $89,000 in the fourth quarter of 2004.
Research and development expenses for the fourth quarter of 2005 were $2.8 million, compared with $7.7 million for the fourth quarter of 2004. The lower expenses in the fourth quarter of 2005 reflect decreases in certain clinical trial costs, expenses associated with the preparation for commercialization of ZEGERID Powder for Oral Suspension and development activities for ZEGERID Capsules and ZEGERID Chewable Tablets.
Selling, general and administrative expenses were $17.2 million for the fourth quarter of 2005, and $24.2 million for the fourth quarter of 2004. The decrease in selling, general and administrative expenses was attributable primarily to costs associated with higher advertising, promotion and samples expenses for the commercial launch of ZEGERID Powder for Oral Suspension 20 mg during the fourth quarter of 2004.
For the year ended December 31, 2005, the company reported revenues of $26.5 million, consisting of $13.7 million in net product sales, $2.8 million in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America, and a $10.0 million milestone payment received under a sublicense agreement from TAP Pharmaceutical Products Inc. (TAP) during the first quarter of 2005. Santarus announced in January 2006 that TAP has exercised its right to terminate its agreement with the company, effective in March 2006. For the year ended December 31, 2004, Santarus reported $1.3 million in revenues, consisting of $634,000 in net product sales and $714,000 in co-promotion revenue from Otsuka America.
Santarus reported a net loss attributable to common stockholders of $65.0 million, or $1.66 per share, for the year ended December 31, 2005, compared with a net loss attributable to common stockholders of $82.6 million for the year ended December 31, 2004. The net loss in 2004 included a one-time milestone fee of $5.0 million paid to the University of Missouri based on receipt of U.S. Food and Drug Administration (FDA) approval for ZEGERID Powder for Oral Suspension 20 mg. The lower net loss in 2005 as compared to 2004 is attributed to higher revenues and lower selling, general and administrative expenses, as well as lower research and development costs.
As of December 31, 2005, Santarus had cash, cash equivalents and short-term investments of $69.4 million, compared with $114.0 million as of December 31, 2004, a decrease of $44.6 million. This decrease resulted primarily from the company’s net loss for 2005, offset in part by the net proceeds of approximately $29.0 million received in August 2005 upon completion of the company’s registered direct offering of 7,350,000 shares of common stock. In February 2006 Santarus announced that it has secured a committed equity financing facility (CEFF) under which the company may be able to sell up to the lesser of $75 million or 8,853,165 shares of common stock, subject to certain conditions, over a three year period.
Recent Key Accomplishments
Recent key Santarus accomplishments include the following:
•	Publication of three review articles summarizing ZEGERID Powder for Oral Suspension’s clinical features and safety profile in peer-reviewed journals in November and December 2005.

•	Publication of proceedings from a company-sponsored roundtable discussion with national thought leaders in gastroenterology as a supplement to the December 2005 issue of Alimentary Pharmacology and Therapeutics. Nine articles written by 11 key opinion leaders in gastroenterology covered a wide range of topics in the management of gastroesophageal reflux disease (GERD) and upper GI bleeding in the critical care setting. A review of ZEGERID Powder for Oral Suspension clinical data was presented in five of the supplement articles.

•	Product sales for the fourth quarter rose approximately 19 percent compared with the 2005 third quarter.

•	Total ZEGERID prescriptions were approximately 44,000 for the fourth quarter, an increase of approximately 27 percent compared with the 2005 third quarter.

•	Entered into a CEFF under which Kingsbridge Capital Limited, a private investment group, has committed to provide up to $75 million of capital, subject to certain conditions, for three years through the purchase of newly-issued shares of Santarus’ common stock. The CEFF allows Santarus to raise capital, at its discretion, to support Santarus’ corporate activities.

•	Received FDA approval of ZEGERID Capsules in February 2006 for all of the indications the company was seeking. ZEGERID Capsules are indicated for the treatment of heartburn and other symptoms associated with GERD, the short-term treatment (four to eight weeks) of erosive esophagitis diagnosed by endoscopy and active benign gastric ulcers, the short-term treatment of active duodenal ulcers, and for maintenance of healing of erosive esophagitis (controlled studies do not extend beyond 12 months).
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today, March 6, 2006. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 5350833. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that treat gastrointestinal diseases and disorders and enhance the quality of life for patients. The company’s products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company currently markets ZEGERID Powder for Oral Suspension and received FDA approval in February 2006 to market ZEGERID Capsules. Santarus submitted a New Drug Application (NDA) for ZEGERID Chewable Tablets to the FDA in May 2005. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to establish market acceptance and demand for ZEGERID Powder for Oral Suspension, ZEGERID Capsules or any other products that may be approved for marketing; whether the FDA ultimately approves the pending NDA for ZEGERID Chewable Tablets for one or more of the desired indications in a timely manner or at all; the scope and validity of patent protection for Santarus’ products and Santarus’ ability to commercialize its products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of and obtaining regulatory approval for Santarus’ products; Santarus’ ability to obtain additional financing as needed to support its operations, including Santarus’ ability to fully utilize the CEFF as a source of future financings, whether due to the maximum number of 8,853,165 shares issuable under the CEFF consistent with Nasdaq National Market listing requirements, Santarus’ ability to satisfy various conditions to draw downs under the CEFF, the investor’s performance of its obligations under the CEFF or otherwise; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus ® and ZEGERID ® are trademarks of Santarus, Inc.
[Tables to follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents and short-term investments	$69,367	$114,008
Accounts receivable, net	2,663	801
Inventories, net	3,133	1,962
Other current assets	1,253	2,481

Total current assets	76,416	119,252
Long-term restricted cash	1,950	950
Property and equipment, net	617	949
Other assets	952	1,065

Total assets	$79,935	$122,216

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$9,485	$14,806
Allowance for product returns	4,464	7,057
Current portion of deferred revenue	2,857	2,857
Current portion of long-term debt	38	186

Total current liabilities	16,844	24,906
Deferred revenue, less current portion	8,571	11,429
Long-term debt, less current portion	—	38
Total stockholders’ equity	54,520	85,843

Total liabilities and stockholders’ equity	$79,935	$122,216

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues:
Product sales, net	$4,969	$634	$13,667	$634
Sublicense and co-promotion revenue	714	714	12,857	714

Total revenues	5,683	1,348	26,524	1,348
Costs and expenses:
Cost of sales	753	1,968	2,129	1,968
License fees and royalties	696	89	3,414	5,089
Research and development	2,849	7,727	10,402	23,199
Selling, general and administrative	17,159	24,152	77,653	48,306
Stock-based compensation	787	1,248	2,628	5,672

Total costs and expenses	22,244	35,184	96,226	84,234

Loss from operations	(16,561)	(33,836)	(69,702)	(82,886)
Interest and other income, net	771	576	4,716	1,391

Net loss	(15,790)	(33,260)	(64,986)	(81,495)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	(1,124)

Net loss attributable to common stockholders	$(15,790)	$(33,260)	$(64,986)	$(82,619)

Basic and diluted net loss per share	$(0.36)	$(0.92)	$(1.66)	$(3.30)

Weighted average shares outstanding to calculate basic and diluted net loss per share	44,158,880	36,104,349	39,187,537	25,016,720
The composition of stock-based compensation is as follows:
Research and development	$298	$397	$890	$1,624
Selling, general and administrative	489	851	1,738	4,048

	$787	$1,248	$2,628	$5,672

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